Exhibit 99.1

AVAX Technologies, Inc.	Contact:
OTCMarket: AVXT.OB	Richard P. Rainey
For Immediate Release	President and Chief Executive Officer
(215) 241-9760

AVAX Technologies appoints Dr. François Martelet to its Board of Directors

Philadelphia, PA July 25, 2007 - AVAX Technologies, Inc. (OTCMarket: AVXT.OB) announced today that Dr. François Martelet has been appointed as a director on the Company’s Board of Directors (the “Board”), effective as of July 20, 2007.

Dr. Martelet is a senior pharmaceutical executive and brings to AVAX over 16 years of international experience. Most recently, he served as Vice-President and Global Franchise Head, Oncology with Merck & Co. Prior to that, Dr. Martelet was the Regional Pharmaceutical Head, Central & Eastern Europe, Middle East and Africa for Novartis Pharma AG, in addition served in various senior officer positions within units of Novartis Pharmaceuticals, including leading the Oncology Business Units in Asia, Latin America, Central and Eastern Europe, the Middle East and Africa.

“François’ extensive expertise gained at the corporate and operational level in oncology product and pipeline development, marketing and distribution activities together with his strong background in Europe will be invaluable in driving AVAX’s strategy and development activities”, stated John Prendergast, Executive Chairman of AVAX. “We welcome him to the Board and look forward to his participation at AVAX”.

Prior to joining Novartis, Dr. Martelet served in various oncology-related capacities with Schering-Plough International, Eli Lilly Corporation and F. Hoffman-la Roche, AG. Dr. Martelet is presently providing consulting services for MedNest LLC, The Gerson Lerhman Group LLC, and Greenwood Research LLC, which provide business development and operational consulting services to medical technology, pharmaceutical, biotechnology and health care service providers.

Dr. Martelet received a Doctorate in Medicine with distinction and a Pharmaceutical Marketing Master's Degree in Business from Dijon University, France. He also holds a degree in Legal Medicine from R. Descartes University School of Medicine, Paris.

Richard Rainey, President & Chief Executive Officer of AVAX noted “In addition to providing input on the execution of our Phase III registration trial for M-Vax® which is beginning in the US, Europe and Israel, we will look forward to François’ involvement in developing our existing commercial opportunities in Europe”.

M-Vax, the AC Vaccine candidate for melanoma, is currently authorized by the Swiss Federal Office of Public Health (FOPH) for the import and export of the product in accordance with the law for Control of Transplantation (SR 818.111) passed in March 1996. In addition, M-Vax has been made available on a compassionate use basis in various jurisdictions throughout Europe.

About AVAX Technologies, Inc.

AVAX Technologies, Inc. is a biotechnology company with operations in the United States and Europe. The Company is engaged in the research, clinical and commercial development of biological products and cancer therapeutics. AVAX’s AC Vaccine platform is a therapeutic cancer vaccine. In addition, the Company performs contract-manufacturing services for biological products for other pharmaceutical and biotechnology companies.

AVAX’s lead clinical program is its Phase III study of M-Vax, the AC Vaccine designed for the treatment of malignant melanoma. The study design was approved as part of a Special Protocol Assessment agreement with the FDA. M-Vax, and other AC Vaccines, are prepared by attaching a small molecular weight chemical to the patient’s tumor cells by a process known as haptenization. This chemical modification of the tumor cells makes them visible to the patients’ immune system, which allows them to stimulate a T cell-based immune response. Initially, the immune response is directed to the hapten-modified cells, which may be followed by a T cell response to the native, unmodified melanoma cells. In a paper published in International Journal of Cancer, it was shown that M-Vax induced tumor shrinkage in 11/83 patients with surgically incurable stage IV melanoma. In a subsequent paper in a peer-reviewed journal by another clinician who treated patients with their DNP modified tumor cells, using techniques similar to M-Vax, followed by administration of low dose interleukin-2, a response rate of 35% was observed. These results are supported by a paper published in the Journal of Clinical Oncology, February 2004, which reported immunological and clinical outcomes for 214 patients with clinically evident Stage III melanoma treated with M-Vax following surgery. The five-year survival of these high risk patients was 45%, compared with the 20-25% reported in many studies using surgery alone. Moreover, there was a highly statistically significant relationship between overall survival and the development of DTH to patients’ own tumor cells following M-Vax administration.

Except for statements that are historical, the statements in this release are "forward-looking" statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the Company will be achieved. In fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the Company's prospects, including (1) the need to obtain additional funding (beyond the proceeds of the April 2007 private offering) in the future to continue to finance the Company’s development plans, (2) the results of clinical and laboratory testing of its vaccine technologies, (3) possible future FDA or AFSSAPS questions regarding the Company's products and manufacturing processes, (4) exchange rate risks associated with financing the Company in U.S. dollars but funding significant operating expenses in Europe with Euro’s, (5) the Company's ability to maintain its rights under license agreements and to meet funding requirements under its license agreements, (6) the Company's ability to demonstrate the safety and efficacy of product candidates at each stage of development and to meet applicable regulatory standards and receive required regulatory approvals, as well as other risks detailed from time to time in AVAX's public disclosure filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2006. AVAX does not undertake any obligation to release publicly any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.

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